Exhibit 23.2

17506 Colima Rd, Suite 101, Rowland
Heights, CA 91748
(714) 234-5980
www.bcrgcpas.com

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Greenland Mines Ltd

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Greenland Mines Ltd of our report dated April 1, 2026, dual-dated August 14, 2026 for the specified revisions, relating to the consolidated financial statements of Greenland Mines Ltd as of December 31, 2025 and 2024 and for the years then ended, including the related notes, appearing in the Company’s Annual Report on Form 10-K/A filed on August 14, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

Rowland Heights, CA

October 26, 2026